Heilongjiang Jianye New Clean Fuel Marketing Co., Ltd

Articles of Association

Article One General Rules

I. Under the "The People's Republic of China Company Law," "The People's Republic of China Foreign Enterprise Law" and other relevant Chinese laws and regulations, Heilongjiang Jianye New Clean Fuel Marketing Co., Ltd. was set up in Harbin, Heilongjiang,

Which is wholly-owned by Hong Kong Jianye Greentech Holdings Limited(hereinafter referred to as Company).

II. Name of the Investor: Hong Kong Jianye Greentech Holdings Limited

III. English Name:Hong Kong Jianye Greentech Holdings Limited

It is registered in China(Hong Kong),registered office: Rm 2701, Floor27, Tesbury Center, 28 Queen s Road East Wanchai Hong Kong

Tel: 37932160 Fax: 37932195

Name of the Board of Director: Haipeng Wang, ID: 230102197612203435, Nationality: Chinese

IV Name of the overseas-funded enterprise:Heilongjiang Jianye New Clean Fuel Marketing Co., Ltd

Headquarter of the company: 68 Hegu Street, Daoli District, Harbin Heilongjiang Province

V.The form of the company's organization is limited liability company, investors

subscribed for its limited amount of funding to the company responsible for the company all the assets of its external debt.

VI. The company is subjected to the jurisdiction of Chinese law and the protection of all its activities must abide by Chinese laws, decrees and relevant provisions of the Ordinance shall not harm China's social and public interests.

Article Two The purpose and scope of operation

VII. The purpose: With the wish of intensifying the economic cooperation and technical communication, stimulate the development of national economy, wholesale the oil products such as the new clean fuel for vehicle use, and get the great profits.

VIII. Scope of the operation: the lubricating oil specially used in the alcohol fuel engine.

VIIII.environmental protection programs which involved in the process of production and operation activities should be subjected to the environmental protection department for approval.

Article Three Total Investment and Registered Capital

X. The total investment of the company: 50 thousand USD

The registered capital: 50 thousand USD

XI.The investing type and term of the registered capital should be implemented in according to "The People's Republic of China Company Law" and other relevant Chinese laws and regulations. In which:

Cash: 50 thousand USD

The registered capital should be invested for one phase. The first phase should be 50,000 U.S. Dollars which should be invested within 180 days since the company's business license issued.

XII.within thirty days after the the contribution paid, it should be entrusted to an accounting firm to make approval, issued the capital verification report, and filed in the authorities and the industrial and commercial administrative organs.

XIII. Within the operating period, the registered capital shall not be reduced . However, due to the changes of the total investment and the scale of production and operation, if it really need to be reduced, must be subjected to the authorities for approval.

XIIII. The changes in Company's business scope , separation, merge, total investment and registered capital increasing, transfering or other important matters, must be subjected to the adoption of corporate investors, report to the original approval authority, and within the term, report to industrial and commercial administration, taxation, foreign exchange , customs and other departments to deal with the corresponding registration.

Article Four Resolution of Investors

XV. The major resolutions made by the investors, in accordance with company law and the constitution, the following powers and functions could be exercised through the investors decision:

1. Determine the company's operating policies and investment plans;
2. Appoint the board members, supervisors (Board), determine the compensation of directors and supervisors,
3. Examine and approve the report of the Board of Directors

4.Examine and approve the report of the board of supervisors or supervisors;

5. Examine and approve the company's annual financial budget and final accounts programs;

6.Examine and approve the company's profit distribution plan and loss making up program;

7. Make resolutions for increasing, reducing or transfering the registered capital;

8. Make resolutions on the issues of issuing bonds;

9. Make resolutions on the issues of mergering, separation, extension, dissolution, liquidation or changing the company's form;

10. Amend the articles of association.

Article Five Board of Director

XVI. Setting up the board of directors. The Board is responsible for implementing the company's all important matters, and be responsible for the investors.

XVII. The Board is composed of five members, including a chairman, a vice chairman. The chairman and directors should be appointed and dismissed by investors. The term of Chairman and directors is three years. The continue to assign may be reappointed. Candidates of directors shall note the Board in writing and report and file in the relevant authorities.

XVIII. Chairman is the company's legal representative, on behalf of the company exercise the powers of the signatory. Chairman of the Board in session, in accordance with corporate charter and board of directors to address the major issues the company is responsible for inspection, monitoring implementation of

the resolution of the Board of Directors. Chairman of the provisional can not perform their duties, the commission vice-chairman or other directors on behalf of fulfillment, but there should be a written commission. Laws and regulations must be exercised by the chairman of the duties shall not be commissioned to act.

XVIIII. Board of Directors is responsible for the company's investors, and exercise the following powers:

1. Implementation of investor resolutions;

2. Determination of the company's operating principles, development planning and investment programs, approving the important reports made by the managers or the management;

3. Development of the company's annual financial budget and final accounts program;

4. Development of the company's annual profit distribution plan and the loss making up program;

5. Development the programs of increasing or reducing the registered capital and the issuance of corporate bonds ;

6. Development the programs of corporate merger, separation, dissolution, equity transfer, extension, suspension or the changing the corporate's form ;

7. Determination on setting up the internal management and organization;

8. Determination on appointing or dismissing the manager and their compensation matters, and in accordance with manager's nomination to appoint or dismiss the company vice president, financial executives and their compensation matters;

9. Development of the basic managing system.

XX. The above matters shall take effect past by all of the directors.

XXI. Board meetings should be held at least once a year, and convened and chaired by the chairman; convened and chaired by the Vice-Chairman if the chairman is unable to perform duties, or failure to perform duties, the director which is nominated by more than half of the directors to convene and chair the meeting if the Vice-Chairman is unable to perform duties, or failure to perform its duties. Board meetings should only be held when more than half of the directors are present. Board of Directors unable to attend the meeting may issued the proxy to attend and vote the proxy.

XXII. The meeting of Board should be noticed hree days in advance and explain the agenda and venue.

XXIII. The resolution of Board of Director is adopted to be one man one vote. The Board should take notes when decide the matter, the directors and proxies who was attended should sign the record of the meeting. The language of records should be written in Chinese, or in Chinese and English simultaneously. Minutes of meetings and resolutions of the document, signed by the delegates, after a copy of all the directors by the company, and together with the power of attorney be filed, someone designated by the Board kept within the time limit in the company of any person shall alter or destroyed.

During the adjournment, if there are matters which need to be decided by the Board of Directors may also be set through the telecommunications and written votes. The writiten resolutions made by the directors have the same effect with that of made in the meeting of the Board of directors.

Article Six Supervisors

XXIIII. No board of supervisors is set up, but one supervisor will be appointed by the investors.

XXV. Supervisors shall exercise the following powers and functions:

1. Supervise the financial condition of the company;

2. Supervise the behaviors of implementing the operations made by the directors, senior managers, propose for dismissal suggestion if the violation of laws, administrative regulations, the articles of incorporation or the resolutions committed by directors and senior managers;

3. When the behaviors made by the directors, senior managers damaged the company's interests, has the right to ask the director, senior managers to correct their behaviors;

4. Propose to hold the interim board of directors, the directors attended the meeting should make proposals, inquiry and recommendations;

5. Lodge a complaint to the directors and senior managers when they violate the "Company Law" provisions;

6. Investigate the situation of the company.

Article Seven Management Organization

XXVI. Set up a management agency in its office which is responsible for the company's daily management, and implementing directors responsibility system under the leadership of board of directors. The company consists of sales, finance, administrative and other departments.

XXVII. The company will appoint one manager, two deputy managers. The

deputy manager should assist the manager to work. Manager should consult with the deputy managers when dealing with the important issues.

XXVIII. Manager should responsible for the Board, exercise the following powers:

1. Take the lead in the company's production and operation management, organize to implement the resolutions made by the board of directors;

2. Organize the implementation of the company's annual business plans and investment programs;

3. Make the internal managing organization program, the basic system and the specific regulations;

4. Within the mandates of the board, drew the appointment or dismissal of the company vice president, finance for people;

5. appoint or dismiss the management personnel which should not be decided by the Board of Directors;

6. exercise other functions and powers authorized by the Board of Directors.

XXVIIII. The term of the Manager, assistant manager is four years which is hired by the board of directors, and could be reappointed.

XXX. chairman, vice chairman and the directors which were hired by the board of directors may also serve as manager, assistant manager or other senior positions.

XXXI. Manager, assistant manager must be a permanent full-time staff, shall not serve as manager or assistant manager in other economic organizations, shall not participate in any business-competitive behaviour in other economic

organizations.

XXXII. Any management personnel who have been malpractice or serious dereliction of duty, shall be dismissed by the resolution made by the board of directors or according to the company's regulations; If the economic losses exited, or violate the criminal law should be bored for the corresponding financial responsibility or legal liability.

XXXIII. If the Manager, assistant manager, chief engineer, chief accountant, auditors, and other senior staff request to resign, should make a written report to the boardthe 30 days in advance, and should not leave the post until approved by the board of directors.

Article Eight Financial accounting, taxation, foreign exchange management and insurance

XXXIIII. In accordance with Chinese laws, regulations and the relevant provisions issued by the financial institutions, combined with the company's specific circumstances, develop the company's financial accounting system, and report to the Shenzhen municipal finance and tax departments for filing.

XXXV. Company's fiscal year is calculated using the calendar system, one fiscal year is from January 1 to December 31. If the beginning and ending dates of the fiscal year need to be changed because of the special circumstances, should be subjected to the approval of the tax authorities.

XXXVI. The company's financial departments should prepare the balance sheet and income statement of the last fiscal year in the first three months of each fiscal year, and report to the original approval agencies and industrial and

commercial administrative organs for filing after audited by the auditors, and approved by the company.

XXXVII. The Company uses the RMB as the bookkeeping currency.register the actual amount of collection and payment For cash, bank deposits and other funds, as well as claims and liabilities, income and expenses and so on. When other currencies converted into yuan, according to the base rate of exchange which is released by the People's Bank.

XXXVIII. Company should extract 10% of profits to be the Company's statutory provident funds in accordance with the provisions of tax law. When the statutory provident funds accumulated more than 50% of the company registered capital , should no longer be extracted.

XXXVIIII.The profit should not be distributed until the loss of the previous year is made up; the previous fiscal year, undistributed profits of last fiscal year could be distributed together with the distribution of profits which is available for distribution this fiscal year .

XXXX. The company should pay all taxes in accordance with the relevant Chinese laws and regulations and could apply for enjoing the duty-free preferential policies based on the relevant provisions.

XXXXI. The staff of the company should pay the personal income tax according to the "PRC Individual Income Tax Law" .

XXXXII. All foreign exchange matters of the company should be handling with according to "The People's Republic of China Foreign Exchange Management Regulations" and the relevant regulations.

XXXXIII. All kinds of insurance of the company should be coverred from

the insurance companies within China.

Article Nine Staff and the Labour Union

XXXXIIII. under the needs of production and operation, company could determine the organizational structure and staffing. Approved by the labor department's recruitment program, after evaluation, hire the merit-needed workers.

XXXXV. The company hire workers, the company and employees shall abide by "The People's Republic of China Labor Law" and other relevant Chinese laws, regulations and relevant provisions of Shenzhen, and enter into the labour contracts according to the law. The tasks, terms, working condition and labor protection, labor discipline, remuneration, social insurance, welfare benefits, as well as dismissal, resignation, contract changes, conditions of termination, liabilities of breaching the contract should be clearly stated in the contract. After entered into the contract, should be reported to the Shenzhen Municipal Labor Bureau for filing, and deal with the labouring procedures in accordance with relevant provisions.

XXXXVI. The employees are entitled the right to establish labour union in accordance with "The People's Republic of China labour Union Law," and carry out the union activities.

XXXXVII. The labour union is the representative of the employees' benefit, the main purposes are: maintain the legal benefit of the staff in accordance with Chinese laws, assist the company to arrange and use the welfare and awarding funds, organize the staff to study, carry out the cultural activities, educate the

staff to abide by the working principles, and accomplish each tasks assigned by the company.

The union representatives have the right to attend the meeting, and reflect the staff's views and demands when the company determine the incentives, wage system, welfare, labor protection and insurance issues which are related to the interests of workers.

XXXXVIII.The union can guide and help the workers to sign the labor contracts with the company, or sign a collective labor contract with the companyon behalf of workers, and supervise the implementation of labor contracts.

XXXXVIIII. The company shall be provide the necessary conditions for the union. The company should monthly grant the 2% of the total wages to the union as the union fund. It should be used by the union according to relevant trade union funds management issued by the Chinese General Union.

Article Ten Term, Termination and Liquidation

VX. The term of the operation is 20 which is from the date of issuance of the business license.

VXI. If the Company need to extend the operating period should submit a written application to the original examination for approval from 180 days prior to the expiration date. After the approval, the company should deal with the changing procedures in industry and commerce, taxation, customs and other relevant departments.

VXII. It should be terminated if the Company has undergone one of the following circumstances:

1. The term of operation is expired;

2. operating improperly, experienced the serious losses, and shareholders decide to dissolve;

3. The company is unable to continue operations suffered the natural disasters, wars and other force majeure;

4. Bankrupcy

5. have been withdrawn due to violation of Chinese laws and regulations, endangering the public interests;

6. The other dissolutions have been emerged based on the articles of association of the company.

VXIII. If the Company want to terminate before the expiration date, must be report to the original examination institute for approval.

VXIIII. When the company want to terminate the operation, should make timely notice, organize a liquidation committee in accordance with relevant Chinese laws and regulations, and conduct the liquidation in accordance with statutory procedures. Before the end of the liquidation, shareholders should not remit or carry the company's funds or outside China, and should not dispose of the company's property.

VXV. after the end of liquidation, the liquidation Commission should make a liquidation report, submit it to the Board of Directors and shareholders to confirm, and file to the roriginal examination institute. Deal with the cancellation registration in industrial and commercial administration, taxation, customs and other departments .

Article Eleven Appendix

VXVI. The Company should be supervised and checked by the relevant departments, customs, industrial and commercial administration, labor management, environmental protection, finance, taxation, auditing, and other departments.

VXVII. The amendments of the articles of association must be approved by corporate investors, and approved by the original authority.

VXVIII. The articles of association is written in Chinese.

VXVIIII. If there is the inconsistency between the articles and the PRC laws and regulations, the PRC laws and regulations are prevailing.

VIX. The article of the association will take into effect after it is approved by the examination institute.

VIXI. The article of the association was signed by the investors in Harbin Heilongjiang Province on Sep. 8, 2009.

Investor: (Seal)

Signature of the Director:

编号：№ 0057660

企业法人

营业执照

注 册 号：230100400008270

成立日期：2009年09月28日

登记机关

二〇〇九年 九 月 二十八 日

名　　称	黑龙江新建业新型清洁燃料销售有限公司
住　　所	哈尔滨市道里区河鼓街68号
法定代表人	王丹丹
注册资本	5万美元
实收资本	0元
公司类型	有限责任公司（台港澳法人独资）
经营范围	一般经营项目：批发润滑油（醇类车用燃料汽油专用发动机润滑油）。
股东（发起人）	香港建业绿色科技控股有限公司（香港）
营业期限	自2009年09月28日
	至2029年09月27日

税 务 登 记 证

税国字230190690740240 号

纳 税 人 名 称：黑龙江新建业新型清洁燃油销售有限公司

法定代表人(负责人)：王丹列

地　　　　址：哈尔滨市道里区[illegible]

登 记 注 册 类 型：（港澳台商）独资经营企业

经 营 范 围：一般经营项目：[illegible]

批 准 设 立 机 关：哈尔滨市工商行政管理局

扣 缴 义 务：依 法 确 定

发证税务机关

二〇〇九年六月[illegible]九日

中华人民共和国
组织机构代码证

（副 本）

代　　码：69074024-0

机构名称：黑龙江新建业新型清洁燃料销售有限公司

机构类型：企业法人　　王丹丹

地　　址：黑龙江省哈尔滨市道里区河鼓街６８号

有 效 期：自2009年09月29日至2013年09月29日

颁发单位：哈尔滨市质量技术监督局

登 记 号：组代管230100-210225-1

说　明

1. 中华人民共和国组织机构代码是组织机构在中华人民共和国境内唯一的、始终不变的法定代码标识。《中华人民共和国组织机构代码证》是组织机构法定代码标识的凭证，分正本和副本。
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3. 《中华人民共和国组织机构代码证》登记项目发生变化时，应向发证机关申请变更登记。
4. 各组织机构应当按有关规定，接受发证机关的年度检验。
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中华人民共和国　国家质量监督检验检疫总局签发

告知：1．每年０９月份年检；
2．有效期届满后应在３０日内更换新证；
3．到期未年检或换证的责令１５日内改正，不再另行告知。

年检记录

年 月 日	年 月 日	年 月 日	年 月 日

NO.2009　1601540